FOR IMMEDIATE RELEASE

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NexCen Brands Appoints Chief Financial Officer

Announces Executive Management Promotions and Appointments

Organizational Changes Support Company’s Revised Strategic Plan Focused on its Franchise Businesses

NEW YORK – November 12, 2008 – NexCen Brands, Inc. (NASDAQ: NEXC) today announced the appointment of a new Chief Financial Officer as well as several other key executive management promotions and appointments. These management changes, which primarily backfill open positions, will be critical to the organization as the Company continues to focus on strengthening and growing its core franchise business.

Mark Stanko has been appointed Chief Financial Officer of NexCen Brands, Inc. Stanko currently serves as Chief Financial Officer of NexCen’s subsidiary, NexCen Franchise Management, Inc., a position he has been in since joining the Company in April 2008. Stanko has more than 20 years of demonstrated financial and operations leadership across a broad range of industries. He has extensive experience in financial and strategic planning, audit and compliance, multi-location operations and cross-functional team leadership. Previously, Stanko served as Regional Controller of Levitt Corporation, a public company. He is a CPA and began his career at Ernst & Young LLP where he held positions of increasing responsibility over 16 years. In his new role, Stanko will be responsible for financial reporting and planning, and managing SEC compliance. He will also maintain his responsibilities for NexCen Franchise Management.

“I am very excited that Mark will be taking on additional responsibilities as Chief Financial Officer of NexCen Brands,” stated Kenneth J. Hall, Chief Executive Officer of NexCen Brands. “He has made an immediate positive impact on our franchising business since joining earlier this year and has quickly immersed himself across all areas of the organization. In doing so, he has proven that he is a strong financial leader with the proper skill set to assist the Company in improving its financial management and reporting.”

Other Key Executive Management Promotions and Appointments

William Dolan has been appointed to the new position of Assistant Controller of NexCen Brands, Inc. Dolan is a CPA and has more than 25 years of financial experience. Most recently, he served as Vice President of Finance and Controller for Achim Importing Co., Inc. Previously, Dolan held the positions of Treasurer and Secretary, also at Achim Importing Co. At NexCen, Dolan will be responsible for assisting in the corporate accounting operations and SEC reporting.

Martin Amschler has been promoted to Chief Development Officer for NexCen Franchise Management. Amschler has more than 17 years of sales and development experience, including the last nine years in the franchise industry. Most recently at NexCen Franchise Management, Amschler held the position of Executive Vice President of International Development and prior to that was Senior Vice President of Development. Amschler joined the Company upon the Company’s acquisition of The Athlete’s Foot in November 2006. He joined The Athlete’s Foot in 1998 and held several senior leadership positions, including overseeing new business development, which contributed to the significant growth of this franchise brand. As Chief Development Officer for NexCen Franchise Management, Amschler will oversee global sales and domestic development efforts in addition to continuing to be responsible for international development efforts.

Pam Price was appointed Vice President of Domestic Development for NexCen Franchise Management. Price has more than 15 years of experience in franchising. She has held a number of executive positions with national franchisors, including Krystal Restaurants, LaSalsa Mexican Grill and AFC Enterprises, Inc., where she was largely responsible for franchise development. In addition, she founded ProPel Franchising in 2003, a consulting company that works with prospective franchise partners. Price will be responsible for domestic franchise sales and identifying new domestic business opportunities for NexCen Franchise Management.

“We are delighted to have such high caliber of talent at NexCen,” concluded Kenneth J. Hall, Chief Executive Officer of NexCen Brands. “We have significantly enhanced our management team through these promotions and appointments. Each of these individuals has demonstrated their leadership capabilities and has a proven track record of accomplishments.”

About NexCen Brands
NexCen manages global brands, generating revenue through franchising and licensing. The Company currently owns seven franchised brands. Two sell retail footwear and accessories (The Athlete’s Foot and Shoebox New York), and five are quick service restaurants (Marble Slab Creamery, MaggieMoo’s, Pretzel Time, Pretzelmaker, and Great American Cookies). We also currently own and license the Bill Blass consumer products brand.

Forward-Looking Statement Disclosure
This press release contains “forward−looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Such forward−looking statements include those regarding expected cost savings, expectations for the future performance of our brands or expectations regarding the impact of recent developments on our business. When used herein, the words “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” “expect” and similar expressions as they relate to the Company or its management are intended to identify such forward−looking statements. Forward−looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of future performance or results. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward−looking statements. Factors that could cause or contribute to such differences include: (1) management changes and additions may not result in improved operation or performance of the Company; (2) the Company’s efforts to focus on the franchise business as its core business may not be successful and may not improve the performance of the Company; and (3) other factors discussed in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward−looking statements, whether as a result of new information, future events or otherwise.